UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 28, 2006

Santa Lucia Bancorp

(Exact name of Registrant as specified in its charter)

California	000-51901	35-2267934
(State or other jurisdiction	(File number)	(I.R.S. Employer
of incorporation)		Identification No.)

7480 El Camino Real, Atascadero, CA		93422
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code  (805) 466-7087

Not Applicable

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On April 28, 2006, Santa Lucia Bancorp  (the “Company”) completed a private placement of $5,155,000 of trust preferred securities (the “Securities”) through Santa Lucia Bancorp (CA) Statutory Trust (the “Trust”), a statutory trust formed by the Company for that purpose.

In connection with this issuance, the Company entered into an Amended and Restated Trust Agreement, dated April 28, 2006, among the Company, Wells Fargo Bank National Association  and the administrators named therein, pursuant to which the Securities were issued. The Securities require quarterly distributions and bear interest at a variable rate which will reset quarterly at the three-month LIBOR rate plus 1.48% per annum. The Securities mature in 30 years and are redeemable, in whole or in part, without penalty, at the option of the Company after five years.

The proceeds from the sale of the Securities were used by the Trust to purchase from the Company $5,155,000 in aggregate principal amount of the Company’s floating rate junior deferrable interest debentures due in 2036 (the “Debentures”).

The Debentures were issued pursuant to an Indenture (the “Indenture”), dated April 28, 2006, by and between the Company and Wells Fargo Bank National Association, as trustee. The Debentures bear interest at a variable rate which will reset quarterly at the three-month LIBOR rate plus 1.48% per annum, and are redeemable, in whole or in part, without penalty, at the option of the Company after five years. The interest payments on the Debentures made by the Company will be used to pay the quarterly distributions payable by the Trust to the holders of the Securities.

The Company also entered into a guarantee agreement providing for the limited guarantee of certain payments by the Trust.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See the description contained in Item 1.01 above, which is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

4.1	Amended and Restated Declaration of Trust, dated as of April 28, 2006

4.2	Indenture, dated as of April 28, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2006

Santa Lucia Bancorp

By:	/s/ John C. Hansen
John C. Hansen
Executive Vice President - CFO